Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260534

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated June 30, 2022)

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated June 30, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on August 1, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW”, respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On July 29, 2022, the last reported sales prices of the Common Shares on Nasdaq and the TSX were $9.20 and C$11.80, respectively, and the last reported sales prices of the Warrants were $1.93 and C$2.45, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address and telephone number of registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INCORPORATION BY REFERENCE

Exhibits 99.1 and 99.2 of this Form 6-K are incorporated by reference into the Registration Statement on Form S-8 (Commission File No. 333-264063) of the Registrant, Algoma Steel Group Inc.

3

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Press Release dated July 30, 2022

99.2	Press Release dated July 31, 2022

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: August 1, 2022	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

5

Exhibit 99.1

Algoma Steel Outlines Best and Final Offer in Collective Agreement Negotiations with USW Local 2251

July 30, 2022

USW Local 2251 Has Refused to Bring the Offer to its Membership for a Vote

Without a Vote Process that Includes an Extension, Algoma will Initiate Asset Preservation Protocols on Sunday July 31, 2022

SAULT STE. MARIE, Ontario, July 29, 2022 (GLOBE NEWSWIRE) — Algoma Steel Group Inc. (NASDAQ: ASTL; TSX: ASTL) (“Algoma” or the “Company”) announced today that the Company has submitted its best and final Collective Bargaining Agreement (“CBA”) offer to the Negotiating Committee of United Steelworkers Local Union 2251 (“2251”), the union representing Algoma’s hourly employees.

Algoma has also received notice that the 2251 Negotiating Committee has refused the offer and is unwilling to bring the offer to employee members for a vote. Should the 2251 Negotiating Committee maintain this position and impede its members from voting on the offer, which would require a short extension of the CBA to allow for a vote process, the Company will be required to begin idling operations on Sunday July 31, 2022 to preserve the integrity of its assets. If operations are idled, it will take at least 10 days to ramp-up the furnace and return to production.

Algoma believes its offer to 2251 provides a compensation package that is superior to many of the Company’s peers in the industry, and includes numerous health and wellness benefit enhancements and protections offered by the Company in an effort to reach an agreement.

Algoma’s offer contains improvements to the CBA including:

•	Wage and cost of living increases totaling at least 12.6% over 3 years plus increased afternoon, night and Sunday shift premiums

•	Increases to employee benefits that include:

•	Increase in the Company’s contributions to the Defined Contribution pension by a total of 45 cents per hour over 3 years

•	Increase in major medical benefits, including lifetime maximum and visit allotments

•	Increase in vision care

•	Increase in dental benefits, including improvements to lifetime maximum for orthodontics and crown coverage

•	Increase in short term and long term disability reduced earnings caps

•	Increase in retiree health benefits, including increased lifetime maximum and more for hearing aids and eye glasses

“We have been working in good faith to come to an agreement that is highly equitable to the members of the 2251 local, provides assurances of no job redundancies related to the electric arc transition during the term of this CBA and supports our collective future under the electric arc transformation,” Algoma President and Chief Executive Officer Michael Garcia commented. “We must maintain a responsible balance that provides fair and equitable improvements to wages and benefits, in keeping with our competitors, while not overextending our cost structure which would put the business at risk, particularly during low points in the economic cycle. A work stoppage with a reduction in production, will have immediate adverse consequences for our company, customers, employees and the economic health of our community.”

Garcia added, “In addition, an ongoing delay in our transformation may also have substantial economic and operational consequences, including significantly reducing the potential for profit sharing this fiscal year. It will certainly impede our progress on both the plate mill modernization commissioning and the construction of the electric arc furnaces. We urge the 2251 Negotiating Committee to give its membership the opportunity to vote on the offer and to work past the CBA deadline to allow the appropriate amount of time to do so.”

The current agreement will expire as of 12:01 am, August 1, 2022.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking information” under applicable Canadian securities legislation and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”), including statements regarding the refusal of 2251 to accept the Company’s best and final offer, the idling of operations, any adverse effects that may result from the idling, including that the Company’s customers may seek alternative supply from competitors, and the time it may take to return to full production. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Readers should consider the risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Algoma’s Annual Report on Form 20-F, filed by Algoma with the Ontario Securities Commission (the “OSC”) (available under the company’s SEDAR profile at www.sedar.com) and with the Securities and Exchange Commission (the “SEC”) (available at www.sec.gov), as well as in Algoma’s current reports with the OSC and SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Algoma assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

About Algoma Steel Group Inc.

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in Canada and Midwest USA and is the only producer of plate steel products in Canada. The Company’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has upgraded its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, the Company has cost-cutting initiatives underway and is in the process of modernizing its plate mill facilities.

Today Algoma is on a transformation journey. Algoma is investing in its people and processes, optimizing and modernizing to secure a sustainable future. Our customer focus, growing capability and courage to meet the industry’s challenges head-on, position us firmly as your partner in steel.

For more information contact:

Brenda Stenta

Manager Communications & Branding

Algoma Steel Group Inc.

Phone: 705.206.1022

E-mail: brenda.stenta@algoma.com

Exhibit 99.2

Algoma Steel Announces 15 Day Extension

July 31, 2022

USW Local 2251 Has Agreed to Continue Working 15 Days Beyond the July 31, 2022 Contract Deadline

SAULT STE. MARIE, Ontario, July 30, 2022 (GLOBE NEWSWIRE) — Algoma Steel Group Inc. (NASDAQ: ASTL; TSX: ASTL) (“Algoma” or the “Company”) announced today that the Company and the Negotiating Committee of United Steelworkers Local Union 2251 (“2251”), the union representing Algoma’s hourly employees, have agreed to a fifteen (15) day extension beyond the July 31, 2022 expiry of the collective agreement for the purpose of continued discussions.

Algoma President and Chief Executive Officer Michael Garcia commented. “This extension demonstrates the willingness of the parties to work towards an agreement that provides fair and equitable improvements to wages and benefits and supports our collective future under the electric arc transformation.”

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking information” under applicable Canadian securities legislation and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Readers should consider the risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Algoma’s Annual Report on Form 20-F, filed by Algoma with the Ontario Securities Commission (the “OSC”) (available under the company’s SEDAR profile at www.sedar.com) and with the Securities and Exchange Commission (the “SEC”) (available at www.sec.gov), as well as in Algoma’s current reports with the OSC and SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Algoma assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

About Algoma Steel Group Inc.

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in Canada and Midwest USA and is the only producer of plate steel products in Canada. The Company’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has upgraded its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, the Company has cost-cutting initiatives underway and is in the process of modernizing its plate mill facilities.

Today Algoma is on a transformation journey. Algoma is investing in its people and processes, optimizing and modernizing to secure a sustainable future. Our customer focus, growing capability and courage to meet the industry’s challenges head-on, position us firmly as your partner in steel.

For more information contact:

Brenda Stenta

Manager Communications & Branding

Algoma Steel Group Inc.

Phone: 705.206.1022

E-mail: brenda.stenta@algoma.com